FOR IMMEDIATE RELEASE

ALLIED WORLD ANNOUNCES STRATEGIC CHANGES TO GLOBAL EXECUTIVE MANAGEMENT TEAM

ZUG, Switzerland, March 7, 2012 — Allied World Assurance Company Holdings, AG (NYSE: AWH) announced today several strategic changes to the global executive management team.

David Bell, Chief Operating Officer of Allied World Assurance Company Holdings, AG, will be leaving the company to pursue other interests in Montana. He will remain with Allied World until May 1, 2012 to provide assistance while the company transitions Mr. Bell’s responsibilities to other executives.

As of March 1, 2012, John J. McElroy has assumed the title of Chief Operating Officer of the company and will be responsible for overseeing Allied World’s operations and administration, information technology, ceded reinsurance and new product development functions on a global basis. Mr. McElroy most recently served as President, Professional Lines for Allied World U.S.

Wesley D. Dupont, Executive Vice President, General Counsel and Corporate Secretary, has assumed the additional responsibilities of overseeing the claims and human resources functions globally, which had formerly reported to the Chief Operating Officer. Mr. Dupont will continue to head the company’s Legal and Compliance Department and manage the company’s legal, compliance, corporate secretarial and governmental affairs.

Scott Carmilani, President and Chief Executive Officer of Allied World commented, “David has played an integral role in the development of the company over the past 10 years. He has made valuable contributions to our success, and we wish him all the best in his future endeavors. I am extremely confident in the abilities of both John and Wes. Their commitment to Allied World has been instrumental in shaping Allied World’s culture, and I look forward to their continued contribution and success in their new roles.”

Additionally, John Bender, President and Chief Operating Officer of Allied World Reinsurance Company, has assumed responsibility for Allied World’s global reinsurance operations. Mr. Carmilani commented, “John’s appointment will help ensure that we deploy reinsurance capacity to clients consistently, across the globe, in all of our reinsurance offices.”

About Allied World Assurance Company

Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:
Faye Cook
VP, Marketing & Communications
+1- 441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com